EXHIBIT 2

                            STOCK PURCHASE AGREEMENT


       AGREEMENT effective as of the 8th day of January, 2004 between Twin Lakes, Inc., a Nevada corporation (the "COMPANY"), Turquoise Partners, LLC, a New York limited liability company ("BUYER"), Johnny R. Thomas ("JRT"), an individual residing at 18 Highland Creek, Henderson, Nevada 89052, Estancia LLC, a Nevada limited liability corporation ("ELC"), Snow Becker Krauss, P.C., a professional corporation organized under the laws of New York ("SBK"), and SBK Investment Partners, a partnership organized under the laws of New York ("SIP"), (JRT, ELC, SBK, and SIP, collectively, the "SELLERS")

                               W I T N E S S E T H

       WHEREAS, Buyer desires to acquired all of the Company's outstanding equity securities, except for an aggregate of 60,000 shares of the Company's common stock, such 60,000 shares of the Company's common stock hereunder (the "RETAINED SHARES") and the Company desires that Buyer acquire all of the Company's equity other than the Retained Shares; and

       WHEREAS, Sellers are the holders of all of the Company's equity securities, such securities consisting of an aggregate of 3,000,000 shares of common stock, $0.001 par value, and Class A Warrants ("WARRANTS") to acquire in the aggregate 1,000,000 shares of the Company's common stock; and

       WHEREAS, Sellers desire to sell all of outstanding securities of the Company, except for the Retained Shares; and

       WHEREAS, the Buyer desires to acquire from the Sellers the Offered Securities on the terms hereinafter set forth;

       NOW,  THEREFORE,   in  consideration  of  the  premises  and  the  mutual
agreements herein contained, the partners hereby agree as follows:

1.     PURCHASE AND SALE OF SHARES.

              Upon the terms and conditions set forth in this Agreement at the Closing on the Closing Date (as defined in paragraph 2 hereof), Buyer shall purchase an aggregate of 2,940,000 shares of the Company's common stock, par value $.001 per share (the "SHARES") and 1,000,000 Class A warrants to acquire Shares (the "WARRANTS") for an aggregate purchase price of $32,000, as follows:

              (i) It shall purchase from ELC, and ELC shall sell to Buyer, 2,205,000 Shares and 986,667 Warrants for a purchase price of $24,000;

              (ii) It shall purchase from SBK and SBK shall sell to Buyer 39,200 Shares and 13,333 Warrants for a purchase price of $426.67; and
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              (iii)  It shall  purchase  from SIP,  and SIP shall sell to Buyer,
                     695,800   Shares  for  an  aggregate   purchase   price  of
                     $7,573.33.

2.     CLOSING.

              The Closing of the purchase and sales of the Shares shall take place at the offices of Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158, on January 8, 2004 (the "CLOSING DATE"), or at such earlier time, date or place as the parties hereto shall mutually agree. At the Closing, ELC, SBK and SIP shall each deliver to Buyer certificates representing each of the Shares and a single certificate for each of the Warrants to be sold by each of them as specified in paragraph 1 above against delivery to each of them of a check payable to their order in the amount of the purchase price specified in immediately available New York City funds. Each of the certificates representing the Shares and Warrants delivered shall each be duly endorsed to the order of Buyer with the signatures guaranteed.

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY JRT AND ELC.

              Each of JRT, ELC and the Company, jointly and severally, represent and warrant to Buyer that:

              3.1 INCORPORATION, STANDING, ETC. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and to enter into this Agreement

              3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 8,000,000 shares of Preferred Stock, par value $.001 per share, none of which shares is outstanding, and 40,000,000 shares of Common Stock, $.001 per share, of which 3,000,000 shares of Common Stock are outstanding and 1,000,000 shares of Common Stock are reserved for issuance upon exercise of the Warrants and no shares of Preferred Stock are issued or reserved for issuance. The Company does not hold any shares of Common Stock in its treasury. All such presently outstanding shares have been duly and validly authorized, and are validly issued and outstanding and fully paid and non-assessable, free and clear of all claims, liens, encumbrances, subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which the Company or any Seller is or may become obligated to issue, assign, transfer or purchase any shares of the capital stock of the Company or allocate the proceeds from the sale of the Shares to the Buyer to any person other than the respective registered owner in direct proportion to their record Share

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                     holdings. No shares of the capital stock of the Company are or should be reserved for issuance.

              3.3 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. The execution and delivery of this Agreement, compliance by the Company with all provisions hereof, and the consummation of the transactions contemplated hereby will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the Certificate of Incorporation or
                     By-Laws of the Company, or any agreement, indenture or other instrument to which the Company is a party or by which the Company is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Company or to any of its property.

              3.4 GOVERNMENTAL CONSENT, ETC. No consent, approval, or authorization of, or declaration or filing with, any governmental authority on the part of the Company is required for the valid execution and delivery of the Agreement or the valid offer, issue, sale and delivery of the shares sold by the Company pursuant hereto except for such as have already been obtained or made.

              3.5 AUTHORIZATION, ETC. The Company has full legal right, power and authority to enter into this Agreement and the execution and delivery of this Agreement by the Company has been duly authorized. This Agreement when executed and delivered, shall constitute a valid and legally binding obligation of the Company enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally.

              3.6 SHARES AND WARRANTS. Upon Closing, the Shares and Warrants delivered by the Sellers to Buyer pursuant to this Agreement shall have been duly authorized, validly issued, fully paid and non-assessable.

              3.7 SEC REPORTS. The Company has duly filed all reports required to be filed by it with the Securities and Exchange Commission under the Securities Exchange Act of 1934. All such reports are complete and correct in all material respects and conform in all material respects with the requirements of such Act and the rules and regulations thereunder. None of such reports contains any untrue statement of a material fact or fails to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              3.8 ADVERSE CHANGE. Since the filing of the Company's most recent quarterly report on Form 10-QSB with the Securities and Exchange Commission there has been no material adverse change in the Company's financial position as reported in the financial statements included therein.

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              3.9    LITIGATION.  The  Company is not  involved  in any  pending litigation and the Company is not aware of any impending litigation in which it would be involved.

              3.10 DISCLOSURES. The financial information and other reports and documents supplied to Buyer by the Company do not contain any untrue statement of a material fact or fail to state any material fact necessary to make the statements.

              3.11 NO SUBSIDIARIES. The Company does not own any shares or any other interest, beneficially or of record, in any other corporation or in any partnership, unincorporated association, trust or other entity. The Company currently does not and never has operated any business.

              3.12 FINANCIAL STATEMENTS. The Company and the Sellers have delivered to the Buyer true and correct copies of the unaudited balance sheets and notes thereto and related unaudited statements of income, changes in stockholders' equity and changes in financial position of the Company as of the three and nine months ended September 30, 2003. The balance sheets included in the unaudited financials present fairly the financial position of the Company as of the respective balance sheet dates thereof and the statements of income, changes in stockholders' equity and changes in financial position of the Company included in the unaudited financials present fairly the results of operations and changes in financial position of the Company for the respective periods covered thereby. The unaudited financials (a) to the best knowledge of the Sellers, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with prior periods, (b) are true, complete and correct, and (c) were prepared from the books and records of the Company, which books and records are complete and correct and accurately reflect the transactions of the Company.

              3.13 NO ADDITIONAL LIABILITIES. At November 30, 2003, the Company had no liability, absolute or contingent(1), which is not shown on or reserved against on the September 30, 2003 balance sheet included in the unaudited financials (the "September 30, 2003 Balance Sheet"). Since September 30, 2003, there has been no change in the condition, financial or otherwise, of the Company or on the accompanying statement of operations. Since September 30, 2003, the Company has incurred no indebtedness or contingent liability other than in the ordinary course of business as set forth on Schedule 3.13 attached hereto. The Company shall have a cash balance of at least $1,422 in its bank account at Closing. The Company has no employees.

--------
(1) The term "contingent liability" shall have the same meaning in this Agreement as is prescribed in Financial Accounting Standards Board Release No. 5.

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              3.14   TAX  RETURNS.  The Company  has filed with the  appropriate governmental agencies, and furnished copies to Buyer of, all federal tax returns and reports, all state and local tax returns and reports with respect to income and sales taxes and all other tax returns and reports the filing of which is necessary for the conduct of the business of the Company in those jurisdictions where such business is conducted (the "Tax Returns"). All Tax Returns properly reflect the taxes of the Company for the periods covered thereby. All federal, state and local taxes, assessments,
                     interest,   penalties  or  deficiencies,   fees  and  other
                     governmental charges or impositions called for by the Tax Returns, or claimed to be due by an taxing authority upon the Company or upon or measured by its properties or assets or income (the "Taxes"), have been properly accrued or paid. The Company has not received any notice of deficiency or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns. All federal income tax returns included in the Tax Returns have been examined and reported on by the relevant taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including the fiscal year ended December 31, 2002. The Company has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Tax.

                     The accrued liability for current and deferred income taxes shown on the September 30, 2003 Balance Sheet is adequate to cover the tax liabilities of the Company as of that date and nothing has occurred subsequent to that date to make said amount inadequate. The Company is not a consenting corporation within the meaning of Section 341(f) of the Internal Revenue Code of 1954, as amended.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS. The Sellers each, jointly and severally, represent and warrant to Buyer that:

              4.1 AUTHORIZATION, ETC. It has the full legal right, power and authority to enter into this Agreement and the execution and delivery of the Agreement by it has been duly authorized. This Agreement, when executed and delivered, shall constitute its valid and legally binding obligations respectively, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally.

              4.2 OWNERSHIP OF SHARES AND WARRANTS. It owns the Shares and Warrants it is selling to Buyer under this Agreement, free and clear of All claims, liens, encumbrances, subscriptions, options,

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                     warrants,   calls,   contracts,    demands,    commitments,
                     convertible securities or other agreements or arrangements of any character or nature whatsoever under which the Company or any Seller is or may become obligated to issue, assign, transfer or purchase any shares of the capital stock of the Company or allocate the proceeds from the sale of the Shares to the Buyer to any person other than the respective registered owner in direct proportion to their record Share holdings. No shares of the capital stock of the Company are or should be reserved for issuance.

              4.3 SATISFACTION OF LIABILITIES AND OBLIGATIONS. The Sellers shall have reduced all outstanding indebtedness and ongoing obligations of the Company as of the Closing Date to an aggregate amount not to exceed $10,000 and the loan payable to Shareholders reflected on the books and records of the Company in the principal amount of $30,100 shall be satisfied in full prior to the Closing.

5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Sellers that:

              5.1 AUTHORIZATION, ETC. Buyer has full legal right, power and authority to enter into this Agreement and the execution and delivery of this Agreement by it has been duly authorized. This Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally.

              5.2 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. The execution and delivery of this Agreement, compliance by Buyer with all provisions hereof, and the consummation of the transactions contemplated hereby will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, its Certificate of Incorporation or By-Laws, or any agreement, indenture or other instrument to which it is a party or by which it is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to it or to any of its property.

              5.3 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of Buyer is required for the valid execution and delivery of this Agreement or the valid purchase and receipt of the Shares and warrants pursuant hereto except for such as have already been obtained or made.

              5.4 PIGGYBACK REGISTRATION RIGHTS. Unless the Retained Shares become eligible for resale under Rule 144 of the Securities Act of 1933, as amended, for which they are not currently eligible, the Company shall register the Retained Shares on the first registration statement for which such shares can be registered. In the event


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                     that the Retained Shares cannot then be registered, because of an underwriter's cutback or for any other reason, the Company shall register the Retained Shares on the first available registration statement.

6. BUYER'S CONDITIONS TO CLOSING. Buyer's obligation to purchase the Shares and Warrants to be sold to it is subject to the fulfillment to its reasonable satisfaction prior to or at the Closing of the following conditions:

              6.1 SIMULTANEOUS TRANSACTIONS. All four sales set forth in paragraph 1 shall be simultaneously consummated.

              6.2 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of the Company, the Sellers contained in this Agreement shall be true and correct in all material respects when made and at the time of the Closing.

              6.3 PERFORMANCE: NO DEFAULT. The Company and the Sellers shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing.

              6.4    [Intentionally left blank].

              6.5 OPINION OF COUNSEL FOR THE COMPANY AND FOR THE SELLERS. Buyer shall have received opinions, dated the Closing Date of Snow Becker Krauss PC, counsel to the Company and the Sellers in form and substance satisfactory to Buyer to the effect that: (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to enter into and perform the terms and provisions of this Agreement; (ii) the execution, delivery and performance of this Agreement have been duly authorized by the Company and the Sellers; (iii) all corporate acts and other proceedings required to be taken to authorize the delivery of the Shares and Warrants of the Company by the Sellers to this Agreement have been duly and properly taken; (iv) the Shares and Warrants to be sold to Buyer pursuant to this Agreement, upon delivery to the Company of certificates therefore in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable; (v) the Sellers have the power to sell and transfer the Shares and Warrants to be sold by it under this Agreement; (vi) no provision of the Certificate of Incorporation, By-Laws or Partnership Agreement of the Company or the Sellers, or of any mortgage, indenture, agreement, contract or other instrument known to such counsel to which the Company and the Sellers are a party, will be violated or breached by the performance by the Company and the Sellers of this Agreement and the transactions contemplated hereby; and
                     (vii) no consent or approval by any governmental authority is required in connection with the consummation by the Company and the Sellers of the

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                     transactions  contemplated hereby,  except for such as have already been obtained. In rendering such opinions, such counsel may rely to the extent specified therein upon certificates as to matters of fact of officers of the Company and the Sellers, provided that such counsel shall state that they believe that both Buyer and they are justified in relying upon such certificates.

              6.6    PROCEEDINGS   AND   DOCUMENTS.   All  corporate  and  other
                     proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in all respects to Buyer, and Buyer shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request. In addition,
                     Exhibit 6.6(a) hereto is a full and correct copy of the Company's current Certificate of Incorporation and as
                     Exhibit 6.6(b) a list of all accounts payable outstanding as of November 30, 2003.

              6.7 SATISFACTION OF LIABILITIES AND OBLIGATIONS. The Company and the Sellers shall provide evidence satisfactory to Buyer, in its sole discretion, that the aggregate amount of obligations and liabilities of the Company outstanding at the Closing shall not exceed $10,000, the Company shall have at least $1,400 in cash, and the Company shall deliver to the Buyer evidence to the satisfaction of Buyer, in its sole discretion, that all such liabilities and obligations outstanding in excess of such amounts has been satisfied in full and shall provide Buyer a list of all outstanding Liabilities and Obligations as of the Closing Date. 6.8 RESIGNATION OF CURRENT OFFICERS AND DIRECTORS. All Officers and Directors of the Company shall have delivered to the Buyer their respective resignations from all such positions effective as of the Closing.

7. CONDITIONS OF THE SELLERS TO CLOSING. The obligations of the Sellers to sell the Shares and Warrants to Buyer are subject to the fulfillment to the reasonable satisfaction at or prior to the Closing of each of the following conditions

              7.1 SIMULTANEOUS TRANSACTIONS. All four sales set forth in paragraph 1 shall be simultaneously consummated.

              7.2 PURCHASE PRICE. Buyer shall tender to the Seller the purchase price as set forth in paragraphs 1 and 2 above.

8.     SURVIVAL  OF   REPRESENTATIONS   AND   WARRANTS.   All   representations,
       warranties, and agreements of the parties hereto shall survive the closing.

9.     INDEMNIFICATION AND RESOLUTION OF DISPUTES.

              9.1 INDEMNIFICATION OF BUYER. Each of Sellers, jointly and severally, hereby indemnifies Buyer and shall hold it harmless at all times after the date of this Agreement in respect of each and all of the following:

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                     9.1.1  MISREPRESENTATIONS. Any and all damage or deficiency resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any obligation on the part of any of the Sellers
                            contained   in   this    Agreement   or   from   any
                            misrepresentation    in   or   omission   from   any
                            certificate, schedule or other instrument furnished to Buyer in connection herewith.

                     9.1.2 ACTIONS, ETC. All demands, assessments, judgments, costs and legal and other expenses, including, without limitation, reasonable attorneys' fees, arising from, or in connection with, any action, suit, proceeding, settlement or claim incident to any of the foregoing.

                     9.1.3 TAX LIABILITIES. Any federal, state, city, and foreign income, profits, franchise, sales, occupation, property, excise, or other taxes due in connection with the business or the property of the Company for any period prior to the Closing Date, which have not been fully paid.

                     9.1.4 REIMBURSEMENT OF BUYER. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates.

                     9.1.5 CLAIMS AGAINST BUYER. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, Buyer shall within a reasonable period of time give written notice of any such claim to Sellers and Sellers shall thereafter defend or settle any such claim, at its sole expense, with counsel of its selection. Any payment resulting from such defense or settlement, together with the total expense thereof, shall be binding on Sellers and Buyer for the purposes of this Section. Failure to give timely notice shall not constitute a defense, in whole or in part, to any claim by Buyer.

10. PAYMENT AND EXPENSES. Each of the parties to the Agreement will pay its owns expenses, incident to preparing for, entering into and performing this Agreement and to the consummations of the transactions contemplated thereby.

11. GOVERNING LAW. The Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

12. COOPERATION, ETC. Each of the parties hereto shall cooperate with the others in every way in carrying out the transactions contemplated herein, and delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party hereto. The parties shall coordinate all publicity relating to the transactions contemplated hereby, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement or the transactions contemplated hereby without obtaining the prior consent of the other parties.

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13.    BROKERS, ETC. Each party represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission from it based upon agreements, arrangements or undertakings made by it in connection with the transactions contemplated hereby.

14.    ASSIGNABILITY. This Agreement shall be assignable by Buyer only.

15. NOTICE. All notices and other communications provided for herein shall be validly given if in writing and delivered personally and (i) if sent by telecopy or other facsimile, and (ii) if sent within the United States, by prepaid first class certified mail, (a) if to the Company addressed to 1800 Highland Creek Drive, Henderson, Nevada, 89052, Att: Johnny R. Thomas, Chairman, telecopy: (702) 614-5171, (or to such other address as the party shall have furnished in writing in accordance with the provisions of this paragraph 15 with a copy to each of the parties hereto.); (b) if to Buyer, addressed to Turquoise Partners, LLC, 545 Madison Avenue, 6th Floor, New York, New York 10022, Att: Arnold Kling, telecopy (212) 755-6660; (c) if to JRT or ELC, addressed to c/o Johnny R. Thomas, 18 Highland Creek Drive, Henderson, Nevada 89052, telecopy (702) 614-5171; and (d) if to SBK or SIP, addressed to Snow Becker Krauss PC, 605 Third Avenue, New York, New York 10158, Att: Elliot Lutzker, telecopy
       (212) 949-7052.

16. ENTIRE AGREEMENT. Prior to the Closing any provision of this Agreement may be amended or modified in whole or in part at any time and the observance of any term hereof may be waived only by an agreement in writing among all of the parties hereto approved and executed in the same manner as this Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments, representations and agreements.

17. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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


       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in the State of New York as of the day and year first above written.

TWIN LAKES, INC.                           TURQUOISE PARTNERS, LLC


By:______________________________          By:_____________________________
   Johnny R. Thomas, President                Arnold Kling, Managing Member


_________________________________
Johnny R. Thomas


SNOW BECKER KRAUSS PC                      SBK INVESTMENT PARTNERS


By:______________________________          By:_____________________________
   Elliot Lutzker, Vice President             Elliot Lutzker, Partner

ESTANCIA LLC


By:______________________________
   Johnny R. Thomas, Manager


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